Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Hayley Milbourn / Noah Zachary, Sloane & Company
	408-519-9677	212-446-1870 / 212-446-1865
	dnueman@tivo.com	hmilbourn@sloanepr.com / nzachary@sloanepr.com

TIVO REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2016

TiVo Projects 107% YOY Net Income Improvement for Fiscal Year 2017;
29% YOY Improvement in Adjusted EBITDA

•	Fourth quarter operator-related service and software revenue grew 54% YOY to an approximately $100 million annual run-rate at the end of the fourth quarter, 3x that of Fiscal Year 2014

•	TiVo subscriptions nearing 7 million, up 24% YOY

•	Fourth quarter Service and Software & Technology revenue of $101.7 million, an increase of 11% YOY

•	Fourth quarter Adjusted EBITDA was $26.6 million

•	Fourth quarter GAAP Net Income was $0.2 million and included $5.1 million, net of tax benefit, of CEO transition costs

SAN JOSE, CA - March 1, 2016 -- TiVo Inc. (NASDAQ: TIVO), a leader in next generation video technology, today reported financial results for the fourth quarter and fiscal year ended January 31, 2016.

Naveen Chopra, TiVo’s Interim CEO, commented, “We believe TiVo is a clear leader in next-generation video technology. To convert on our commercial potential, however, we need to chart a new path. We will focus on growth in our operator-related businesses; launch a new class of consumer products; and put in place organizational and operational changes that will drive revenues and better manage costs. We expect this simplified, pragmatic focus will drive $25-$35 million in improved Adjusted EBITDA this year; and position us to capture profitable market share in a rapidly evolving video ecosystem.”

Additional Q4 Highlights

•	Trial in Samsung case preliminarily scheduled for March 2017

•	Recently announced new distribution agreements with Digital Jadoo and Buckeye Communications

•	Recently added new content services from HBO GO and WWE Network on the TiVo service

Revenue Growth Accomplishments

TiVo's traditional MSO service revenue grew 45% in the fourth quarter due to factors including (i) strong subscription growth in Spain where Vodafone continued its aggressive bundling of the TiVo powered video service with its mobile and data services and (ii) increased deployments in North America where operators like Cogeco helped drive 52% YOY growth in total North American subscriptions. Service and software & technology revenue growth also included a 45% increase in Media services & other revenue, primarily from the acquisition of Cubiware, whose business has experienced robust growth with key operators like Columbus Communications (part of Cable & Wireless) and Cablemas (part of Televisa), and increased Digitalsmiths household deployments with DISH Network, Charter, and Time Warner Cable. The combination of these operator-related revenue streams from TiVo's traditional MSO business as well as the additions of Digitalsmiths and Cubiware represented 52% of total service and software revenue compared to 39% in the year ago quarter. This growth led to fourth quarter service and software & technology revenues of $101.7 million, an increase of 11% compared to $91.7 million for the same quarter last year, and within guidance of $101 million to $104 million.

Service and software & technology revenue for Fiscal Year 2016 was $396.1 million, a 12% increase from $352.4 million in Fiscal Year 2015.

Improvements in Adjusted EBITDA

For the fourth quarter, Adjusted EBITDA was bolstered by a 30% increase in service gross margin as a result of the revenue growth drivers described above. This was offset by higher research & development expenses and an unanticipated $1.3 million catch-up expense relating to historical royalties which led to Adjusted EBITDA of $26.6 million compared to guidance of $25 million to $28 million and $24.7 million in the same quarter last year.

For the Fiscal Year 2016, TiVo reported Adjusted EBITDA of $116.5 million compared to $110.7 million in Fiscal Year 2015.

Net Income Reflects Transition Costs

For the fourth quarter, GAAP Net Income was $0.2 million for the fourth quarter and included $12.8 million of CEO transition costs offset by $7.7 million of related tax benefits (which became $5.1 million, net of tax benefit). This compared to GAAP Net Income of $7.1 million in the year-ago quarter.

For Fiscal Year 2016, GAAP Net Income was $21.7 million and included $5.1 million, net of tax, of CEO transition costs. This compared to $30.8 million in Fiscal Year 2015.

Customer Subscriptions Increases

For the fourth quarter, total TiVo subscriptions increased by 24% YOY and are now close to 7 million. This was driven by MSO subscription growth of 318,000 in the fourth quarter compared to 324,000 in the year-ago quarter. This was also down sequentially versus the third quarter due to seasonality around the holidays and as the third quarter benefited from back to school and the start of European football. TiVo expects that the combination of a full year of convergence offers in Spain, several new operator deployments as well as new product launches with existing operators will lead to a strong year of MSO subscription growth in Fiscal Year 2017.

TiVo-Owned subscriptions increased by 19,000 in the fourth quarter, driven by 60,000 gross additions, resulting from the introduction of TiVo BOLT and seasonal fourth quarter strength.

Financial Guidance

Historically, TiVo provided financial guidance on a quarterly basis. The Company is now moving to an annual guidance format that it believes will be a far more meaningful performance benchmark by which to measure the Company's performance. For Fiscal Year 2017, TiVo expects service and software & technology revenue to be in the range of $400 million to $420 million. Factors include:

•	Double-digit service revenue growth rates in the operator focused areas of the business, which include MSO revenue, Cubiware, and Digitalsmiths;

•	Single-digit percentage declines in retail service revenue as compared to Fiscal Year 2016;

•	Decreased technology revenue from both lower IP licensing and professional services revenue; and

•	Guidance excludes potential revenue upside from new distribution and products.

For Fiscal Year 2017, TiVo expects Adjusted EBITDA to be in the range of $145 million to $155 million. The midpoint represents 29% YOY growth. Factors include:

•	Service and software & technology revenue growth;

•	Reduced operating expenses (excluding restructuring);

•	Reduced TiVo-Owned subscription acquisition costs;

•	MSO hardware margin decline of approximately $10 million compared to Fiscal Year 2016 due to continued transition to third-party hardware; and

•
Quarterly Adjusted EBITDA is expected to increase as the year progresses due to service gross margin increases and as the full benefits from the Company’s restructuring will not have the full impact until after the first quarter.

For Fiscal Year 2017, TiVo expects Net Income to be in the range of $40 million to $50 million. The midpoint represents 107% YOY growth.

•	The net income guidance includes approximately $15 million to $20 million of litigation expenses relating to pending cases as well as a first quarter restructuring charge of $3 million to $5 million.

Management's guidance includes Adjusted EBITDA which is a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that either EBITDA or Adjusted EBITDA are a substitute measure for net income.

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the fourth quarter and fiscal year ended January 31, 2016, financial and operating results as well as guidance outlook for Fiscal Year 2017 at 2:00 pm PT (5:00 pm ET), today, March 1, 2016. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 54148162). The Webcast will be archived and available through March 8, 2016 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 54148162.

About TiVo Inc.

TiVo Inc. (NASDAQ: TIVO) is a global leader in next-generation video services. With global headquarters in San Jose, CA and offices in New York, NY, Durham, NC, and Warsaw, Poland, TiVo's innovative cloud-based Software-as-a-Service solutions enable viewers to consume content across multiple screens in and out-of-the home. The TiVo solution provides an all-in-one approach for navigating the 'content chaos' by seamlessly combining live, recorded, on-demand and over-the-top television into one intuitive user interface. The TiVo experience provides TV viewers with simple universal search, discovery, viewing and recording from a variety of devices, creating the ultimate viewing experience. TiVo products and services are available at retail or through a growing number of Pay-TV operators world-wide. TiVo's multiple subsidiary companies provide the broader television industry and consumer electronics manufacturers with cloud-based video discovery and recommendation options, interactive advertising solutions and audience research and measurement services. More information at: www.TiVo.com.

TiVo, TiVo BOLT, and the TiVo logo are registered trademarks of TiVo Inc. or its subsidiaries worldwide.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), future product developments, financial guidance for TiVo's full fiscal year ending January 31, 2017, future growth in TiVo's overall subscription base including both TiVo-Owned and MSO subscriptions, growth in future revenues, the benefits of future organizational and operational changes, future expansion in service and software gross margin, future decline in MSO hardware margin, reduced spend on the acquisition of TiVo-Owned subscriptions, reduction in future operating expenses, future litigation spend in fiscal year 2017, expected restructuring costs in first quarter of fiscal year 2017, future cost benefits of TiVo’s first quarter restructuring, future declines in licensing and professional services technology revenues, and continued declines in TiVo-Owned service revenues. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2015, July 31, 2015, and October 31, 2015, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2016	2015	2016	2015
Revenues
Service and software revenues	$47,557	$40,498	$175,178	$150,007
Technology revenues	54,190	51,171	220,894	202,353
Hardware revenues	21,362	22,463	93,540	99,119
Net revenues	123,109	114,132	489,612	451,479
Cost of revenues
Cost of service and software revenues	17,160	17,037	65,536	59,607
Cost of technology revenues	8,176	5,910	33,426	22,690
Cost of hardware revenues	23,994	25,041	97,587	95,505
Total cost of revenues	49,330	47,988	196,549	177,802
Gross margin	73,779	66,144	293,063	273,677
Research and development	28,410	25,265	107,760	102,209
Sales and marketing	11,662	10,910	46,705	42,053
Sales and marketing, subscription acquisition costs	5,209	3,455	11,629	8,906
General and administrative	15,624	14,076	59,787	59,482
Transition and restructuring	12,820	—	12,820	—
Total operating expenses	73,725	53,706	238,701	212,650
Income from operations	54	12,438	54,362	61,027
Interest income	1,263	969	4,168	4,147
Interest expense and other income (expense)	(4,594)	(4,822)	(20,512)	(11,961)
Income (loss) before income taxes	(3,277)	8,585	38,018	53,213
Benefit from (provision for) income taxes	3,476	(1,529)	(16,321)	(22,381)
Net income	$199	$7,056	$21,697	$30,832

Net income per common share
Basic	$—	$0.07	$0.23	$0.29
Diluted	$—	$0.07	$0.23	$0.28

Income for purposes of computing net income per share:
Basic	$199	$7,056	$21,697	$30,832
Diluted	$199	$8,308	$21,697	$35,837

Weighted average common and common equivalent shares:
Basic	93,050,986	96,287,902	92,763,835	106,799,817
Diluted	95,357,996	115,667,159	95,873,814	126,779,467

TIVO INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	January 31, 2016	January 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$159,392	$178,217
Short-term investments	486,677	564,744
Accounts receivable, net of allowance for doubtful accounts of $521 and $647, respectively	55,654	40,184
Inventories	17,535	20,341
Deferred cost of technology revenues, current	3,910	5,076
Deferred tax assets, current	—	55,787
Prepaid expenses and other, current	13,511	13,851
Total current assets	736,679	878,200
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $56,188 and $52,021, respectively	12,629	11,854
Intangible assets, net of accumulated amortization of $41,471 and $31,277, respectively	57,627	51,810
Deferred cost of technology revenues, long-term	12,277	15,016
Goodwill	108,735	99,364
Deferred tax assets, long-term	155,719	114,486
Prepaid expenses and other, long-term	10,211	6,791
Total long-term assets	357,198	299,321
Total assets	$1,093,877	$1,177,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$21,243	$29,359
Accrued liabilities	53,305	54,431
Deferred revenue, current	166,361	175,503
Convertible senior notes, current	132,500	—
Total current liabilities	373,409	259,293
LONG-TERM LIABILITIES
Deferred revenue, long-term	179,133	255,816
Convertible senior notes, long-term	186,362	352,562
Deferred tax liability, long-term	2,588	—
Other long-term liabilities	7,466	537
Total long-term liabilities	375,549	608,915
Total liabilities	748,958	868,208
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 143,473,136 and 138,577,153, respectively, and outstanding shares are 98,206,449 and 96,221,867, respectively	142	138
Treasury stock, at cost - 45,266,687 shares and 42,355,286 shares, respectively	(545,744)	(514,853)
Additional paid-in capital	1,251,865	1,203,722
Accumulated deficit	(357,983)	(379,680)
Accumulated other comprehensive income (loss)	(3,361)	(14)
Total stockholders’ equity	344,919	309,313
Total liabilities and stockholders’ equity	$1,093,877	$1,177,521

TIVO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Fiscal Year Ended January 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,697	$30,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment and intangibles	17,440	13,855
Stock-based compensation expense	35,325	33,681
Amortization of discounts and premiums on investments	6,193	10,239
Change in fair value of contingent purchase consideration	669	—
Deferred income taxes	13,881	(4,632)
Amortization of debt issuance costs and debt discount	7,886	3,382
Loss on repurchase of notes payable	1,141	—
Excess tax benefits from employee stock-based compensation	—	(13,665)
Allowance for doubtful accounts	(64)	424
Changes in assets and liabilities:
Accounts receivable	(13,890)	(2,214)
Inventories	2,806	1,975
Deferred cost of technology revenues	3,469	6,758
Prepaid expenses and other	1,736	783
Accounts payable	(8,155)	5,185
Accrued liabilities	(821)	12,496
Deferred revenue	(85,824)	(75,924)
Other long-term liabilities	(3,201)	(274)
Net cash provided by operating activities	$288	$22,901
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(546,437)	(652,859)
Sales or maturities of long-term and short-term investments	615,985	824,789
Purchase of long-term investment	(2,470)	—
Acquisition of business, net of cash acquired	(16,616)	(128,387)
Acquisition of property and equipment and other long-term assets	(9,885)	(6,488)
Acquisition of intangible assets	(1,000)	—
Net cash provided by investing activities	$39,577	$37,055
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	7,966	5,863
Proceeds from issuance of common stock related to employee stock purchase plan	5,695	6,030
Excess tax benefits from employee stock-based compensation	—	13,665
Proceeds from issuance of convertible senior notes, net of issuance costs	—	223,623
Proceeds from issuance of common stock warrants	—	30,167
Purchase of convertible note hedges	—	(54,018)
Repurchase of notes payable	(41,040)	—
Treasury stock - repurchase of stock	(30,891)	(360,782)
Net cash used in financing activities	$(58,270)	$(135,452)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	$(420)	$—
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(18,825)	$(75,496)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	178,217	253,713
Balance at end of period	$159,392	$178,217

TIVO INC.
OTHER DATA

	Three Months Ended		Twelve Months Ended		Guidance Reconciliation
	January 31,		January 31,		Twelve Months Ending
	2016	2015	2016	2015	January 31, 2017
	(In thousands)				(In millions)
Net Income	$199	$7,056	$21,697	$30,832	$40 - $50
Add back:
Depreciation & amortization	4,684	3,607	17,440	13,907	$18 - $21
Interest income & expense, other	3,553	3,865	15,084	7,811	$8 - $10
Provision (Benefit) for income tax	(3,476)	1,529	16,321	22,381	$25 - $30
EBITDA	$4,960	$16,057	$70,542	$74,931	$100 - $110
Earn-outs and changes in fair value of earn-outs	1,024	—	3,328	—	$5 - $7
Loss on repurchase of notes payable	—	—	1,141	—	$0
Stock-based compensation excluding transition and restructuring charge	7,233	8,101	28,927	33,681	$20 - $25
Transition and restructuring, pre-tax	12,820	—	12,820	—	$3 - $5
Litigation expenses	603	511	(292)	2,122	$15 - $20
Adjusted EBITDA	$26,640	$24,669	$116,466	$110,734	$145 - $155
EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA adjusted for acquisition related charges for retention earn-outs payable to former shareholders of the business we acquired and changes in fair value of acquired business' performance related earn-outs, transition and restructuring charges, pre-tax, stock-based compensation, litigation expenses associated with litigation matters (whether or not initiated by us) which have the potential to result in revenue generation and litigation proceeds attributable to past damage awards, but includes litigation proceeds recognized as technology licensing revenue. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenue from IP settlements nor the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
NON-GAAP NET INCOME RECONCILIATION
	Three Months Ended January 31,
	2016	2015
	(In thousands)
Net Income	$199	$7,056
Add back:
Transition and restructuring, pre-tax	12,820	—
Tax benefit from transition and restructuring	(7,735)	—
Cubiware related depreciation & amortization, net of tax	517	—
Cubiware related transfer taxes, net of tax	(204)	—
Earn-outs and changes in fair value of earn-outs	1,024	—
Interest expense on 2016 convertible notes, net of tax	962	1,255
Non-GAAP Net Income	$7,583	$8,311

Non-GAAP Net Income. TiVo's "Non-GAAP Net Income" means Net Income plus Cubiware related depreciation & amortization, net of tax, Cubiware related transfer taxes, net of tax, earn-outs and changes in the fair value of earn-outs associated with the Cubiware acquisition, transition and restructuring costs, pre-tax, and interest expense on our convertible notes due 2016. We have excluded the Cubiware related depreciation & amortization, transfer taxes and earn-outs, and transition and restructuring, pre-tax because none of these were present in the three months ended January 31, 2015. Non-GAAP Net Income is not a measure of financial performance under GAAP. We have presented Non-GAAP Net Income solely as supplemental disclosure because we believe some investors will find it useful to compare the operating performance of the business over the two periods without these expenses. A limitation associated with this non-GAAP measure is that it does not include the interest expense associated with our recent convertible notes financing or any Cubiware related depreciation & amortization, transfer taxes and earn-outs associated with our acquisition of Cubiware, but does include the revenue related to Cubiware. Non-GAAP Net Income is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
(Subscriptions and Households in thousands)	Jan 31, 2016	Jan 31, 2015	Jan 31, 2016	Jan 31, 2015
TiVo-Owned Gross Additions:	60	59	188	154
Net Additions/(Losses):
TiVo-Owned	19	16	27	(22)
MSOs	318	324	1,305	1,285
Total Net Additions/(Losses)	337	340	1,332	1,263
Cumulative Subscriptions:
TiVo-Owned	971	944	971	944
MSOs	5,833	4,528	5,833	4,528
Total Cumulative Subscriptions	6,804	5,472	6,804	5,472
Average Subscriptions:
TiVo-Owned Average Subscriptions	962	935	949	943
MSO Average Subscriptions	5,673	4,368	5,147	3,888
Total Average Subscriptions:	6,635	5,303	6,096	4,831
Total MSO Households	4,837	3,889	4,837	3,889
MSO Average Households	4,722	3,774	4,330	3,403
TiVo-Owned Fully Amortized Active Product Lifetime Subscriptions	153	149	153	149
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	43%	46%	43%	46%
Subscriptions and Households. Management reviews the number of subscriptions and households, and believes they may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our TiVo-Owned and MSO Subscription and MSO Household bases during the three and twelve months ended January 31, 2016 and January 31, 2015, respectively.
The TiVo-Owned Subscription lines refer to subscriptions sold directly or indirectly by TiVo to end-users who have TiVo-enabled devices (such as a DVR or TiVo Mini) and for which TiVo incurs acquisition costs. The MSO Subscription lines refer to subscriptions sold to end-users by MSOs such as Cogeco, Com Hem, Mediacom, Vodafone Spain (ONO), RCN, Suddenlink, and Virgin, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the average monthly subscriptions for the quarter, the total MSO households and the MSO average households for the quarter, the number of fully amortized active product lifetime subscriptions, and percent of TiVo-Owned Subscriptions for which end-users pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or a non-DVR device such as a TiVo Mini for which (i) an end-user has paid or committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned Subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned Subscriptions may be present in a single household. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household. TiVo-Owned Subscriptions currently pay for the TiVo service on a recurring payment plan (such as a monthly or annual payment plan) or on a one-time basis for the life of TiVo-enabled device (referred to as product lifetime subscriptions here and sold commercially as All-in subscriptions). Beginning in October 2014, each TiVo Mini device sale includes a product lifetime subscription for that TiVo Mini device, which have much lower average revenues than DVRs. Sales of the TiVo Mini device began in March 2013. TiVo Mini represented 16% and 9% of cumulative TiVo-Owned Subscriptions as of January 31, 2016 and 2015, respectively. Increasing sales of TiVo Minis have helped slow, and in some quarters, led to increases in our cumulative TiVo-Owned Subscriptions as well as increased the number of subscriptions (devices) per TiVo-Owned household.  This trend has resulted in a slower rate of decline in the total number of TiVo-Owned households. The 22% increase in gross additions of TiVo-Owned Subscriptions in Fiscal Year 2016 as compared to Fiscal Year 2015 led to a net addition of TiVo-Owned Subscriptions, which was driven primarily on changes in our whole-home pricing, related to the bundling of product lifetime subscriptions with each TiVo Mini device sold, sales of our TiVo OTA (over-the-air) product, and the launch of our latest innovation the TiVo BOLT(TM) product. Subscriptions do not include soft-clients (i.e. mobile applications or web portal) or digital tuning adapter users. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact with the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total.
We define a "household" as one or more devices associated with the same contract or customer number. We currently do not report TiVo-Owned households as we currently receive incremental revenue for each new TiVo-Owned Subscription in the TiVo-Owned business whereas, in some cases, our MSO customers pay us on a per household basis. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household.
We calculate average subscriptions for the period by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate the average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We calculate Average MSO Households for the period by adding the average households for each month and dividing by the number of months in the period. We calculate the average households for each month by adding the beginning and ending households for the month and dividing by two. We are not aware of any uniform standards for defining subscriptions or households and caution that our presentation may not be consistent with that of other companies. Additionally, the fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, household or a TiVo-enabled device which may not be consistent with how we define a subscription or household for our reporting purposes nor be representative of how such fees are calculated and paid to us by our MSOs. Our MSO Subscription and MSO Household data is dependent in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended		Twelve Months Ended
TiVo-Owned Churn Rate	Jan 31, 2016	Jan 31, 2015	Jan 31, 2016	Jan 31, 2015
	(In thousands, except churn rate per month)
Average TiVo-Owned Subscriptions	962	935	949	943
TiVo-Owned Subscription cancellations	(41)	(43)	(161)	(176)
TiVo-Owned Churn Rate per month	(1.4)%	(1.5)%	(1.4)%	(1.6)%
TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned Subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned Subscription cancellations in the period divided by the Average TiVo-Owned Subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned Subscriptions for the period by adding the average TiVo-Owned Subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned Subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended		Twelve Months Ended
	Jan 31, 2016	Jan 31, 2015	Jan 31, 2016	Jan 31, 2015
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$5,209	$3,455	$11,629	$8,906
Hardware revenues	(21,362)	(22,463)	(93,540)	(99,119)
Less: MSOs'-related hardware revenues	14,788	15,467	72,266	75,594
Cost of hardware revenues	23,994	25,041	97,587	95,505
Less: MSOs'-related cost of hardware revenues	(13,355)	(12,475)	(59,047)	(58,214)
Total Acquisition Costs	9,274	9,025	28,895	22,672
TiVo-Owned Subscription Gross Additions	60	59	188	154
Subscription Acquisition Costs (SAC)	$155	$153	$154	$147
Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned Subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.
TiVo-Owned Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors in order to evaluate the potential of our subscription base to generate service revenues. Investors should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.
We calculate TiVo-Owned service revenues by subtracting MSOs'-related service revenues and Media services and other service revenues (includes Advertising, Research, Cubiware revenues, and Digitalsmiths' revenues), from our total reported net Service and Software revenues. The table below provides a more detailed breakdown of our Service and Software revenues, and reconciles to our total Service and Software revenues in our Statement of Operations as reported (or previously reported):

	Three Months Ended		Twelve Months Ended
Service and Software Revenues	Jan 31, 2016	Jan 31, 2015	Jan 31, 2016	Jan 31, 2015
	(In thousands)
TiVo-Owned-related service revenues	$20,068	$21,541	$82,568	$88,249
MSOs'-related service revenues	19,824	13,675	66,129	44,516
Media services and other service and software revenues	7,665	5,282	26,481	17,242
Total Service and Software Revenues	$47,557	$40,498	$175,178	$150,007

We calculate ARPU per month for TiVo-Owned Subscriptions by taking total reported net TiVo-Owned service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned Subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation:

	Three Months Ended		Twelve Months Ended
TiVo-Owned Average Revenue per Subscription	Jan 31, 2016	Jan 31, 2015	Jan 31, 2016	Jan 31, 2015
	(In thousands, except ARPU)
TiVo-Owned-related service revenues	$20,068	$21,541	$82,568	$88,249
Average TiVo-Owned revenues per month	6,689	7,180	6,881	7,354
Average TiVo-Owned Subscriptions per month	962	935	949	943
TiVo-Owned ARPU per month	$6.95	$7.68	$7.25	$7.80

Technology Revenues. Revenue and cash under our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility through January 31, 2016 have been:

	Licensing Related Technology Revenues	Cash Received
Fiscal Year Ended January 31,	(In thousands)
2012	$35,275	$117,679
2013	77,340	86,855
2014	141,583	469,776
2015	179,271	93,209
2016	181,591	87,591
Total	$615,060	$855,110
Based on current GAAP, revenue and cash from the contractual minimums (i.e. the following amounts do not include any additional revenues from our AT&T or Verizon agreements) under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility are expected to be recognized (revenues) and received (cash) on an annual basis for the fiscal years as follows:

	Licensing Related Technology Revenues	Minimum Cash Due
	(In thousands)
2017	$173,129	$89,595
2018	174,411	83,579
2019	88,629	31,139
2020	1,855	—
2021	1,855	—
2022 - 2024	4,483	—
Total	$444,362	$204,313